UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 4, 2010

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52155	76-0662382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of principal executive offices including Zip Code)

(713) 659-3855

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 4, 2010, GeoMet, Inc. (the “Company”) executed a commitment letter with Sherwood Energy, LLC (“Sherwood”), whereby Sherwood has agreed to preliminary terms of a commitment to purchase up to $40 million of the Company’s preferred stock in the event that a proposed rights offering of the preferred stock is not fully subscribed by our common stockholders.

Under the terms of the rights offering contemplated in the Sherwood commitment letter, on the applicable record date the Company would distribute to the holders of its common stock rights to purchase up to an aggregate of 4,000,000 new shares of preferred stock at a subscription price of $10.00 per share. The preferred stock would be convertible into shares of the Company’s common stock at a conversion price of $1.30 per share, subject to customary adjustments. In the event that the Company’s stockholders do not subscribe for all 4,000,000 shares of preferred stock offered, Sherwood would purchase the remaining unsubscribed shares of preferred stock pursuant to the terms of a definitive investor agreement to be negotiated between the Company and Sherwood.

Other preliminary terms of the Company’s preferred stock to be issued in connection with the proposed rights offering include the following:

•

Dividends payable quarterly either in cash at an annual rate of 8.0% for the first three years and thereafter at the annual rate of 9.6% or, until the fifth anniversary of the closing date, in additional shares of preferred stock at an annual rate of 12.5%, at the option of the Company;

•

After the third anniversary of the closing date, the Company may elect, subject to certain limitations based on recent trading volume in the Company’s common stock, to convert portions of the preferred stock if the average trading price of the Company’s common stock exceeds 225% of the conversion price ($2.93 based on a conversion price of $1.30);

•

Redeemable at the option of the holder upon the earlier of (i) a liquidation event or (ii) the eighth anniversary of the closing date, and the redemption price for each share of preferred stock will be equal to the price paid for such share plus any accrued and unpaid dividends on such share.

•	A liquidation preference that would entitle the holder of preferred stock to receive an amount equal to the greater of:

(i)	the original purchase price for each share of preferred stock held, including shares issued as dividends, plus any accrued and unpaid dividends; or

(ii)	a per share amount equal to the liquidation distribution payable with respect to shares of the Company’s common stock.

As additional consideration for its commitment to backstop the proposed rights offering, Sherwood would be entitled to appoint two members to our board of directors so long as it held a threshold amount of preferred stock. In addition, so long as a threshold amount of preferred stock remains outstanding, the Company may not incur additional material debt, issue additional equity securities senior to or pari passu with the preferred stock, engage in any material acquisitions or other significant corporate transactions, or engage in certain other activities without the consent of Sherwood.

Under the terms set forth in the commitment letter, Sherwood is entitled to receive a backstop fee of $1.2 million upon the closing of the rights offering and backstop commitment. An initial $250,000 payment already made by the Company will be credited against the backstop fee. In addition, in the event that less than $30 million of preferred stock is available for Sherwood to purchase following the rights offering, the Company will be required to pay Sherwood an additional fee of 3% of the shortfall (i.e., the difference between $30 million and the amount of preferred stock actually purchased). The Company has agreed to pay or reimburse Sherwood for all reasonable costs and out-of-pocket expenses relating to its commitment.

In the event of a default by the Company under the proposed investment agreement, Sherwood would have the right to appoint a majority of the members of the Company’s board of directors until such default is cured or waived by Sherwood. If the default continues for more than 12 months (absent a cure or waiver), Sherwood would have the right to require the Company to redeem its shares of preferred stock at the redemption price described above.

Under the terms of the commitment letter, the Company has agreed to indemnify Sherwood for any and all losses, claims, liabilities, damages and expenses incurred by Sherwood arising out of or relating to the commitment letter and proposed investment agreement, other than those incurred by reason of Sherwood’s gross negligence or willful misconduct. Further, the Company has agreed to pay or reimburse Sherwood for all reasonable costs and out-of-pocket expenses incurred in connection with the negotiation, preparation, administration and enforcement of the commitment letter and proposed investment agreement.

The commitment letter represents the preliminary agreement among the parties with respect to the basic terms of the preferred stock and the investor agreement. The commencement of a rights offering by the Company is subject to the execution of a definitive investor agreement between the Company and Sherwood, completion of due diligence satisfactory to Sherwood, the approval of our stockholders and other terms and conditions. The terms of the commitment letter include a provision under which the Company has agreed not to solicit a competing offer from, or otherwise engage in any discussions or negotiations with anyone concerning any alternative proposal for a potential financing transaction, other than to the extent required by fiduciary obligations under Delaware law.

This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities of GeoMet, Inc. nor shall there be any sale of such securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction

The foregoing description of the Sherwood commitment letter is a summary of the material terms of the letter. For additional details, please reference the text of the agreement, a copy of which is filed with this current report on Form 8-K as Exhibit 10.1. The proposed investor agreement will be negotiated between Sherwood and the Company and the final terms of any such agreement may vary when and if actually executed by Sherwood and the Company.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 29, 2010, the Company executed commitment letters with NGP Capital Resources Company, or NGPC, and North Shore Energy, LLC, or North Shore, an affiliate of our largest stockholder, whereby NGPC and North Shore had agreed to the preliminary terms of a commitment to purchase up to $20 million each ($40 million in the aggregate) of the Company’s preferred stock in the event that a proposed rights offering of the preferred stock was not fully subscribed by our common stockholders. NGPC and North Shore each received an initial non-refundable payment of $250,000 from the Company in exchange for the commitment letters.

During the course of its negotiations of a definitive agreement with NGPC and North Shore, the Company received an alternative proposal for a $40 million backstop commitment described under Item 1.01 of this current report and referred the proposal to a Special Committee of the Board of Directors of the Company, which had been established in August 2009 to, among other things, review and evaluate the terms of any potential financing transaction. Based upon its review, the Special Committee recommended that the Board of Directors approve the alternative proposal. The Board subsequently determined that the alternative proposal, with certain modifications, was in the best interests of our stockholders and superior to the transaction proposed by NGPC and North Shore. Consequently, the Board instructed management to discontinue the negotiation of a definitive backstop agreement with NGPC and North Shore.

Under the terms of the commitment letters with NGPC and North Shore, the Company must reimburse NGPC and North Shore for reasonable costs and out-of-pocket expenses incurred by them in connection with the commitment letters. Additionally, the Company may not recoup the $500,000 payment to NGPC and North Shore, delivered by the Company upon execution of the commitment letters.

Yorktown Energy Partners VIII, L.P., which is a partnership managed by Yorktown Partners LLC and organized to make direct investments in the energy industry on behalf of certain institutional investors, is the controlling shareholder of North Shore. Our largest shareholder, Yorktown Energy Partners IV, L.P., is also managed by Yorktown Partners LLC. One of our directors, W. Howard Keenan, Jr., is a member and a manager of Yorktown Partners LLC. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown Energy Partners IV, L.P., except to the extent of his pecuniary interest therein, and we expected Mr. Keenan to disclaim ownership of any shares of the Company’s capital stock that would have been acquired by North Shore pursuant to the proposed transaction.

Item 7.01.	Regulation FD Disclosure.

A copy of GeoMet’s news release announcing the discontinuance of negotiations with NGPC and North Shore and the execution of a commitment letter with Sherwood Energy, LLC is attached as Exhibit 99.1 to this report and incorporated into this report by reference.

Cautionary Statements

This current report includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2009, as amended and filed with the SEC. You are urged to carefully review and consider the cautionary statements and other disclosures made in our SEC filings, specifically those under the heading “Risk Factors.” We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

10.1	Commitment Letter dated effective May 4, 2010 by and between Sherwood Energy, LLC and GeoMet, Inc.

99.1	Press Release dated May 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)

Dated: May 6, 2010	By:	/S/ William C. Rankin
	Name:	William C. Rankin
	Title:	Executive Vice President and Chief Financial Officer

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